Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectuses of ProKidney Corp. for the registration of Class A and B common stock and to the incorporation by reference therein of our report dated March 17, 2025, with respect to the consolidated financial statements of ProKidney Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Atlanta, Georgia
July 3, 2025